Exhibit 99.1

STONE ENERGY CORPORATION

Provides Personnel Update

LAFAYETTE, LA. January 9, 2013

Stone Energy Corporation (NYSE: SGY) today announced the promotion of several new executives and organizational changes to allow for a more asset focused organization. Richard L. Toothman is being promoted from Vice President – Appalachia to Senior Vice President – Appalachia, Paul K. Wieg to Vice President—Exploration and Business Development, Kevin G. Hurst to Vice President – GOM Shelf/Deep Gas, and Keith A. Seilhan to Vice President—Deepwater.

Chairman, President and Chief Executive Officer David Welch stated, “Our executive development program and succession planning process have well prepared these new executives for their increased responsibilities. We are excited about these talented professionals who will now step into expanded roles. Rick Toothman will continue with his leadership in growing our Appalachian asset base. Paul Wieg, Kevin Hurst and Keith Seilhan will assume the responsibilities of Richard L. Smith, Executive Vice President – Exploration and Business Development, Jerome F. Wenzel, Jr., Executive Vice President – Operations and John R. Pantaleo, Vice President – Gulf of Mexico, who will be leaving Stone to pursue personal endeavors. We appreciate the contributions made by Rich, Jerry and John during their tenure at Stone, and we wish them great success in their new ventures. They have all been instrumental in preparing succession plans in each of their respective areas and will remain through a planned transition period.”

Paul K. Wieg, currently Director of Geosciences/Deepwater Exploration Manager, is being named Vice President—Exploration and Business Development. Prior to joining Stone, Paul was Deepwater Exploration Manager for Eni Petroleum’s Gulf of Mexico business unit. Paul also served as Chief Geophysicist for Dominion E&P preceding the purchase of Dominion assets by Eni. Before taking a management position, Paul worked in various capacities as an explorationist in both domestic and international ventures for Dominion and its predecessor CNG, Shell Offshore, Inc., Pecten International, and Exxon USA. Paul has a Masters Degree in Geology from Duke University and a Bachelors Degree in Geology from New Mexico School of Mines.

Kevin G. Hurst, currently General Manager Operations/Gulf of Mexico Production, is being named Vice President – GOM Shelf/Deep Gas. Kevin began his career with Arco Oil and Gas Company and served in various capacities over his 16 years with Arco. He worked for five years in Jakarta, Indonesia as a Technical Advisor and then served as Chief of Field Operations for his final two years in Indonesia. After returning from Indonesia, Kevin was employed by Southern Natural Gas Company/El Paso Energy Company as an Area Manager. Prior to joining Stone in 2005, Kevin was employed by MODEC, LLC as the General Manager for FPSO/FSO Operations. Kevin holds a Bachelors Degree in Petroleum Engineering from Louisiana State University.

Keith A. Seilhan, currently Deep Water Projects Manager, is being named Vice President—Deep Water. Keith Seilhan filled various senior Operations Leadership roles for Amoco and BP over his 21 year career. The majority of his industry experience has been in senior leadership positions working with the start-up and operation of large, technically challenging assets, primarily in the deep water Gulf of Mexico. Keith has been an Asset Manager and Operations Manager for Deep Water Assets and also taken functional leadership roles as the Operations Director for Gulf of Mexico and the Organizational Capability Manager. Keith developed BP’s first Advanced Collaboration Environment (ACE) in 2003 while commissioning, starting-up and operating the Na Kika Asset. In his final year with BP, Keith filled the role as BP’s Incident Commander on the Deepwater Horizon Incident in 2010. Keith also worked as an Emergency Response Consultant with The Response Group for 1-1/2 years prior to taking his role as Deep Water Projects Manager for Stone. Keith received his Mechanical Engineering degree from Louisiana State University.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.